SASKATCHEWAN APPROVES RACINO ROYALE RACING

Toronto, Ontario, July 13, 2006 — Racino Royale, Inc. (OTCBB: RCNR) (“RR”) is pleased to announce that the Saskatchewan Liquor and Gaming Authority (“SLGA”) has authorized the company’s request to operate eight weeks of harness racing at Big Valley Raceway in Craven, Saskatchewan. The race meet is scheduled to start on July 23, 2006, and will run every Sunday thereafter until September 10, 2006.

This is a pivotal step for RR and the horse industry in the province. Approval of these race dates fills an eight-week gap in the region’s racing season and provides the public and horsepeople with five consecutive months of harness racing. Currently, there is harness racing at Yorkton’s Exhibition Park, which started June 10, and Marquis Downs in Saskatoon, beginning in September and running until October.

“This is an important step for us,” noted John G. Simmonds, Director and CEO of RR. “With the approval and backing of the SLGA we are confident that we can put on a quality race meet in Craven and look forward to becoming part of Saskatchewan’s strong tradition of harness racing.”

RR announced last month that it had acquired the exclusive rights agreement for a racino development opportunity in Regina, Saskatchewan, with the Saskatchewan Standardbred Horsemen’s Association (“SSHA”). In short measure, the company has been taking steps to secure a foothold in the Saskatchewan racing industry with that goal in mind. However, this first step to revive racing in Craven is an indication of RR’s overall commitment to harness racing in the region.

“We are very pleased with the support and final SLGA approval of the dates in Craven,” said SSHA President Alvey Halbgewachs. “Now we can continue to build momentum into the 2006 race meet which will see 24 race days on a weekly basis spanning 5 consecutive months,” echoed Glenn Le Drew, Vice President for the SSHA. “We haven't had a program like that here for a long time and our horsemen now have the confidence and motivation to continue to grow the industry back into something far bigger than we have seen in recent years. Owners who had previously gone out of the business are interested and excited again and starting to come back. You can once again sense excitement and anticipation in the air and this year will certainly prove to be a sign of a promising future for harness racing in Saskatchewan.”

The company is still awaiting approval from the Canadian Pari-Mutuel Agency (“CPMA”), but does not foresee any problem and is taking all the necessary steps to make sure the Craven track and facilities are ready for Sunday, July 23.

RR’s periodic reports are on file with the Securities and Exchange Commission and available through the EDGAR website at www.sec.gov. Any disclosure of financial or operating results in this news release is qualified by these periodic reports and readers should refer to them for full details regarding financial results. RR, headquartered in Toronto, Ontario, is a publicly traded company listed on the Nasdaq OTCBB Exchange. For more information please call Jason Moretto at (416) 216-8659 x302.

This press release contains forward-looking statements relating to future events and results that are based on RR’s current expectations. These statements involve risks and uncertainties including, without limitation, RR’s ability to successfully develop and market its business, consumer acceptance of its business and products, competitive pressures relating to price reductions, competition from other entertainment forms and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.